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                                                                    EXHIBIT 10mm

                               September 14, 2000



Ms. Randy Allen






Dear Randy,

This letter will confirm our offer of a position with Kmart Corporation as Executive Vice President, Strategy and Planning effective September 15, 2000. In this position you will report directly to Chuck Conaway, Chief Executive Officer.

We are offering you an initial base salary of $500,000, to be paid to you on a semi-monthly basis. Based on current practice, your base salary will be reviewed annually and adjusted, if appropriate, in May.

In addition to your base salary, you will be provided with the opportunity to earn an annual performance bonus. The actual bonus is based on a company financial performance relative to pre-established performance objectives. Your annualized target award for fiscal 2000 is $275,000. The annualized bonus award has an upside opportunity of $618,750. For 2000, your actual award under the plan will be prorated based on time on the job. However, we will guarantee a minimum bonus payment of $275,000 for 2000, provided you are still employed with Kmart on February 15, 2001.

Each January, you will be granted non-qualified stock options under the long term incentive component of your compensation package. Initially (i.e., January
2001) you will be granted stock options with an annualized economic value of approximately $582,500. The January 2001 stock options will cliff vest on September 30, 2003. Options granted in 2002 will also cliff vest on September 30, 2003. Options granted in 2003 will cliff vest on September 30, 2004, provided you are still employed by Kmart on September 30, 2003.

You will be paid a special one-time cash hiring incentive of $300,000, less standard deductions. The hiring incentive will be paid to you in two equal payments of $150,000. The initial $150,000 payment will be made to you within the first 7 days of your employment. The second payment will be paid to you September 1, 2001. If you should voluntarily terminate your employment with Kmart within 24 months of hire, you will be required to reimburse the company for this special hiring incentive.

As special consideration for foregone partnership income from your current employer we will provide you the following:

         o 75,000 restricted shares. Fifty percent of the grant (37,500 shares) will vest on September 30, 2002, provided a successor has been identified. The remaining 37,500



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              shares will vest on September 30, 2003 providing you have
              developed your successor to assume your responsibilities.

         o 100,000 non-qualified stock options. The stock options will cliff vest on September 30, 2003, provided you are still employed by Kmart at that time. The strike price for these special stock options will be set at the average fair market value on your date of hire. .

We will negotiate a budget to provide you reimbursement for you for your temporary living expenses while in Michigan and for travel home. Temporary living expenses in excess of the budget will be absorbed by you.

You will be entitled to receive the standard benefits portfolio offering for Kmart executives. The offering includes medical, dental, disability and 401(k) savings plans. The portfolio also includes life insurance. The company covers the cost of the Basic life insurance, which is equal to 1X your base salary (i.e., initially $500,000). Additional multiples for you and your eligible dependents may be purchased, as an option, under the group plan at your cost.

Finally, as a corporate officer of the Company, you are entitled to the following:

         o Personal tax and financial planning provided by PricewaterhouseCoopers.

         o    Annual Company paid physical examination

         o Executive Supplemental Long Term Disability (LTD) which covers the difference between the basic LTD plan and 100% of pay for the first year and 70%, thereafter, up to age 65.

Randy, I am very excited to have you join our team and look forward to working with you in the future. We would appreciate you signing and returning an original of this letter as confirmation of your acceptance of the position and your understanding of the compensation terms we have outlined.

Should you have any questions, please do not hesitate to give me a call.




Sincerely,                                           Accepted:

-----------------------------                -------------------------
David P. Rots                                       Randy Allen


Employment at Kmart Corporation can be terminated by you or the Company at any time with or without cause; no representative of the Company other than the Executive Vice President, Human Resources and Administration, has the authority to enter into any agreement contrary to the following.

In the interest of safety and to promote a safe and productive work environment, Kmart Corporation conducts mandatory drug testing and this employment offer is contingent upon favorable results of such testing.